Exhibit 99.1

                       FLEETWOOD REPORTS PRELIMINARY
                   REVENUES FOR FISCAL 2007 FIRST QUARTER

  -- Sales declined in shorter quarter; Company rolling out new products --

Riverside, Calif., August 3, 2006 - Fleetwood Enterprises, Inc. (NYSE:FLE) announced today preliminary sales for the first quarter of fiscal 2007, which ended on July 30, 2006. The quarter was a standard 13-week quarter compared to last year's 14-week quarter.

Company revenues for the quarter were approximately $529 million, a decrease of 14 percent from last year's first quarter total of $616 million. Quarterly sales for recreational vehicles declined 12 percent, while manufactured housing revenues were off by 29 percent.

Recreational vehicle sales for the first quarter were approximately $370 million, down from $423 million a year ago. Towable sales improved, while motor home revenues declined. Travel trailer sales were up 16 percent to $122 million, compared with $105 million in the prior year, while folding trailer sales rose 17 percent to about $24 million from $21 million in last year's first quarter. Motor home revenues were lower by 25 percent at $225 million compared with $298 million in the same period a year ago.

"As expected, higher, more volatile fuel prices and rising interest rates resulted in weaker motor home sales during the quarter," said Elden L. Smith, president and chief executive officer. "Despite the dampening effects of those macroeconomic factors, we were able to transition from the production of 2006 to 2007 models and clear plant inventories of prior year products without significant discounting. Strength in this segment is currently concentrated in entry-level, more affordable and more fuel-efficient products, which are now better represented in our 2007 motor home lineup. We are pushing forward with the development of additional models that more completely fill these growing niches.

"We are pleased to report year-over-year improvement for the third consecutive quarter in travel trailer sales, and continued strength in the division's backlog," Smith continued. "We have launched some lighter weight and more affordable products that have seen excellent dealer acceptance. Our folding trailer division is also benefiting from a consumer shift toward lightweight, easy-to-tow products."

Preliminary first quarter manufactured housing sales were $145 million. This compares with last year's sales of $204 million before eliminating intercompany sales of $26 million to our retail business, which has since been sold and classified as a discontinued operation.

"Industry trends in manufactured housing, combined with the disposition of our Company-operated retail stores, have impacted sales across the country," Smith said. "We are encouraged that our backlogs have improved steadily over the past several weeks. Our initiatives to add new independent retailers, our plans to play a significant role in providing permanent replacement housing in the Gulf Coast region, and our steps toward increasing our participation in non-traditional markets make us confident that we are well positioned for upcoming quarters. We continue to believe in manufactured housing as a solution to the nation's need for quality, affordable housing.

"Our first quarter results will be affected by the soft motor home and manufactured housing markets, combined with lower-than-normal labor efficiencies in the travel trailer division," Smith continued. "As previously announced, we experienced a shortage of parts for some of our new travel trailer models which, although temporary, caused interruptions to our production flow and some shipping delays. As a combined result of these factors, we will not break even at the operating income line this quarter. We are making moves to rationalize our capacity at several of our plants to better match expected demand going into the slower fall and winter seasons. We are reducing SG&A costs, and expect to see further improvement in our warranty costs. Over the longer term, we expect that both of our industries will rebound, and in the meantime, we continue to focus on positioning ourselves to be a more efficient provider of quality, innovative recreational vehicles and manufactured homes."

The Company also announced that, prior to the end of the quarter, it purchased and cancelled 1,000,000 shares or 24.8 percent of its previously outstanding 6% convertible trust preferred securities. The transaction price of $31 per share represented a discount of approximately 39 percent from the par value of $50 per share, taking into account accrued and unpaid interest. Debt was reduced by $50 million and, although operating results were not impacted, the Company's after-tax bottom line will reflect a net gain of approximately $15 million. The repurchase will reduce annual interest expense on these securities by about $3 million. The Company confirmed its intent to pay the distributions due on its remaining 6% securities on August 15, 2006.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that the Company will regain sustainable profitability in the foreseeable future; the Company's ability to comply with financial covenants on existing debt obligations and to obtain future financing needed in order to execute its business strategies; the volatility of our stock price; the impact of ongoing weakness in the manufactured housing market and more recent weakness in the motor home market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may impact demand for Fleetwood's products; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; repurchase agreements with floorplan lenders, which could result in increased costs; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; expenses and uncertainties associated with the manufacturing, development and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the highly competitive nature of our industries; and lack of acceptance of Fleetwood's products.

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